EXHIBIT 99.1

NEWS

Wescorp Energy’s H2Omaxx Water Remediation Unit Installed
and Operational at Cancen Oil Treatment Facility in Alberta

CALGARY, Alberta (May 19, 2010) – Wescorp Energy Inc. (OTCBB: WSCE) announced today that Cancen Oil Canada Corporation, an oilfield waste management and processing company, has received all necessary environmental approvals from the Alberta regulatory boards to operate Wescorp’s 2,000 barrel-per-day commercial H2Omaxx water remediation unit in Alberta. The unit was recently transported to Cancen’s treatment facility in New Sarepta, Alberta, Canada where it has been commissioned and has begun operations.

This location for the installation of Wescorp’s first commercial H2Omaxx unit was strategically selected. The unit will treat the contaminated water and hydrocarbon waste material collected by Cancen from a wide variety of producers and sources in the area - enabling robust operation of the unit. To the extent that the data generated from operations is favorable, we believe it will be particularly valuable to Wescorp, providing specific details to be used as a sales tool – showcasing the technology and demonstrating both the effectiveness of its remediation process in separating hydrocarbons from oily water and the ability to substantially reduce and/or recycle water used in the process.

The gross revenues from the operation of the unit will be shared equally by Wescorp and Cancen, with Cancen covering all operating expenses. Wescorp and Cancen are working to finalize its agreement for additional units.

H2Omaxx has been proven to be a safe, effective and economical process for cleaning and separating oil and solids from water using patented and other proprietary technology. The process also enables the recycling and reduction of water use for the oil and gas industry. Test results on the H2Omaxx unit have been shown to reduce the oil content in produced water to less than 0.001% or 10 parts per million, allowing oil and gas operators to reuse, recycle and/or safely dispose of the treated water and capture for resale the oil that would normally be disposed.

“We believe that the data generated from the H2Omaxx unit (processing oil, solids and water) will demonstrate to the industry the commercial effectiveness and efficiency of our water remediation technology,” stated Robert G. Power, Executive Chairman of Wescorp. “This unit is part of a project in which the effectiveness of the H2Omaxx treatment process will be monitored and tested through independent labs. The ongoing results will be provided to the Alberta environmental regulator to confirm that the H2Omaxx solution is meeting or exceeding water quality and oil recovery objectives. We believe the results will significantly assist Wescorp in placing further units into field operation as we begin to actively market to oil producers as well as to other third party processors.”

Keith Talbot, President of Cancen Oil Canada Corporation, stated, “The integration of Wescorp’s remediation technology into our existing business allows Cancen to provide a more effective, safe and economical method to dispose of hydrocarbon waste material. In addition, H2Omaxx now allows our business to reuse water that would have previously been considered contaminated material and to recover and resell oil that would normally be sent down the disposal well. We expect the environmental approval process for permits for future units to be streamlined as we construct and deploy additional H2Omaxx units to our facilities within Alberta.”

- Continued -

About Cancen

Cancen Oil Canada Corporation (www.cancenoil.com) specializes in the general cleanup and disposal of slop oil, tank bottoms, and off-spec oil. By re-processing and selling the cleaned oil, Cancen is helping to ensure that waste oil is prevented from entering the ecosystem.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is a water technology solutions company focused on implementing its H2Omaxx water remediation technology into applicable industries.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations Contact:
Terri MacInnis, Dir. of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com